Exhibit 4.8
Date 23 December 2008
OCEAN BLUE SPIRIT OWNERS INC.
- and -
OCEAN FAITH OWNERS INC.
as joint and several Borrowers
- and -
DVB BANK SE
as Lender

LOAN AGREEMENT

relating to a loan facility of up to US$30,500,000
to refinance part of the acquisition cost of
the m.ts. “TAMARA” and “TIGANI”
WATSON, FARLEY & WILLIAMS
Piraeus

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	14

3	DRAWDOWN	14

4	INTEREST	15

5	INTEREST PERIODS	16

6	DEFAULT INTEREST	16

7	REPAYMENT AND PREPAYMENT	17

8	CONDITIONS PRECEDENT	19

9	REPRESENTATIONS AND WARRANTIES	19

10	GENERAL UNDERTAKINGS	21

11	CORPORATE UNDERTAKINGS	24

12	INSURANCE	25

13	SHIP COVENANTS	30

14	SECURITY COVER	33

15	PAYMENTS AND CALCULATIONS	34

16	APPLICATION OF RECEIPTS	35

17	APPLICATION OF EARNINGS	36

18	EVENTS OF DEFAULT	37

19	FEES AND EXPENSES	40

20	INDEMNITIES	41

21	NO SET-OFF OR TAX DEDUCTION	43

22	ILLEGALITY, ETC	43

23	INCREASED COSTS	44

24	SET-OFF	45

25	TRANSFERS AND CHANGES IN LENDING OFFICE	46

26	VARIATIONS AND WAIVERS	46

Clause		Page

27	NOTICES	47

28	JOINT AND SEVERAL LIABILITY	48

29	SUPPLEMENTAL	49

30	LAW AND JURISDICTION	49

SCHEDULE 1 DRAWDOWN NOTICE		51

SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS		52

EXECUTION PAGE		56

THIS AGREEMENT is made on 23 December 2008
BETWEEN
(1)	OCEAN BLUE SPIRIT OWNERS INC. and OCEAN FAITH OWNERS INC., each a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (together the “Borrowers” and each a “Borrower”); and

(2)	DVB BANK SE, acting through its branch at 80 Cheapside, London EC2V 6EE, England (as “Lender”).
BACKGROUND
The Lender has agreed to make available to the Borrowers, on a joint and several basis, a loan facility up to the lesser of (i) US$30,500,000 and (ii) 55 per cent, of the aggregate Initial Market Value of the Ships for the purpose of refinancing part of the acquisition cost of the m.ts. “TAMARA” and “TIGANI” acquired by Ocean Blue Spirit Owners Inc. and Ocean Faith Owners Inc. respectively pursuant to the relevant MOA.
IT IS AGREED as follows:
1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Account” means each of the Earnings Accounts and the Retention Account and, in the plural, means all of them;

“Account Bank” means EFG Eurobank Ergasias S.A. acting through its branch at 83 Akti Miaouli, Piraeus 185 38, Greece or any other first class bank or financial institution which may be approved by the Lender as the bank or financial institution with which the Accounts will be opened and maintained;

“Account Pledge” means, in relation to each Account, the deed of pledge in respect of that Account to be executed by the relevant Borrower or, in the case of the Retention Account Pledge, by the Borrowers in favour of the Lender in such form as the Lender may approve or require and in the plural means all of them;

“Alternative Interest Rate” means the aggregate of (i) the rate the Lender selects from whatever sources available to it (which selection shall be conclusive, final and binding on the Borrowers without prejudice to the other provisions of Clause 4), including but not limited to rates provided through broker’s quotes to be the interest rate on the Loan during the Disruption Period and (ii) the Margin.

“Approved Charter” means, in relation to:
(a)	“TAMARA”, the time charterparty dated 7 August 2008 made between the Corporate Guarantor and the relevant Approved Charterer as amended and supplemented by an amendment No.l dated 17 October 2008 made between the Corporate Guarantor, that Approved Charterer and Ocean Blue pursuant to which the Corporate Guarantor nominated Ocean Blue as the owner of that Ship; and

(b)	“TIGANI”, the time charterparty dated 9 October 2008 made between Ocean Faith and the relevant Approved Charterer, and, in the plural, means both of them;

“Approved Charterer” means, in relation to:
(a)	“TAMARA”, Tri-Ocean Heidmar Tankers LLC; and

(b)	“TIGANI”, Heidmar Trading LLC,
each a corporation incorporated and existing under the laws of the Marshall Islands and, in the plural, means both of them;

“Approved Manager” means, in relation to each Ship, Cardiff Marine Inc., a corporation incorporated in the Republic of Liberia and maintaining an office (in accordance with Greek law 89) at Omega Building, 80 Kifissias Avenue, Maroussi 151 25, Greece or any other company which the Lender may approve from time to time as the manager of either Ship;

“Approved Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Lender in such form as the Lender may approve or require agreeing certain matters in relation to the management of that Ship and subordinating the rights of the Approved Manager against the Ship and the relevant Borrower thereof to the rights of the Lender under the Finance Documents and, in the plural, means any of them;

“Availability Period” means the period commencing on the date of this Agreement and ending on:
(a)	31 January 2008 (or such later date as the Lender may agree with the Borrowers); or

(b)	if earlier, the Drawdown Date or the date on which the Lender’s obligation to advance the Loan is cancelled or terminated;
“Balloon Instalment” has the meaning ascribed to it in Clause 7.1(b);

“Borrower” means each of Ocean Blue and Ocean Faith and, in the plural, means both of them;

“Business Day” means a day on which banks are open in London, Frankfurt, Athens and Piraeus and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Change of Control” shall occur in relation to the Corporate Guarantor of:
(a)	any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act) who as at the date of this Agreement is not a beneficial owner of the Corporate Guarantor becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 20 per cent, of the total voting power or ownership interest of the Corporate Guarantor; or

(b)	the board of directors of the Corporate Guarantor ceases to consist of a majority of the directors existing as of the date of this Agreement or directors nominated by at least two-thirds (2/3) of the then existing directors;
“Charterparty Assignment” means, in relation to either Approved Charter or any time charterparty or contract of affreightment in respect of a Ship of at least 12 months in duration or any bareboat charter in respect of a Ship and any guarantee of any such charter or other contract of employment, an assignment of the rights of the Borrower who owns the relevant Ship under any such Approved Charter, charterparty or contract of affreightment and (if applicable) the guarantee in respect thereof executed or to be executed by that Borrower in favour of the Lender, in each case, in such form as the Lender may approve or require and, in the plural, means all of them;

“Commitment” means $30,500,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Contractual Currency” has the meaning given in Clause 20.4;

“Corporate Guarantee” means a guarantee to be executed by the Corporate Guarantor in favour of the Lender in such form as the Lender may approve or require;

“Corporate Guarantor” means Ocean Freight Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Deed of Covenant” means, in relation to a Ship, a deed of covenant collateral to the Mortgage relative to that Ship in such form as the Lender may approve or require and, in the plural, means both of them;

“Disruption Period” means the interest period to be selected by the Lender (which selection shall be conclusive, final and binding on the Borrowers without prejudice to the other provisions of Clause 4), which shall commence on the date on which the Lender notifies the Borrowers of the Applicable Interest Rate in accordance with Clause 4.6 and shall end on the date on which the Lender notifies the Borrowers that the circumstances referred to in Clause 4.4 have ceased to apply, during which the interest rate applicable to the Loan will be the Alternative Interest rate and not LIBOR plus the Margin as a result of the occurrence of any of the circumstances referred to in Clause 4.4;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrowers for the Loan to be advanced or (as the context requires) the date on which the Loan is actually advanced;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Earnings” means, in relation to each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower which is the owner of such Ship and which arise out of the use or operation of such Ship, including (but not limited to):
(a)	all freight, hire and passage moneys, compensation payable to that Borrower in the event of requisition of its Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever such Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Ship;
“Earnings Account” means:

(a)	in the case of “TAMARA”, an earnings account in the name of Ocean Blue with the Account Bank in Piraeus designated “Ocean Blue Spirit Owners Inc. —Earnings Account”; and

(b)	in the case of “TIGANI”, an earnings account in the name of Ocean Faith with the Account Bank in Piraeus designated “Ocean Faith Owners Inc. — Earnings Account”
or, in either case, any other account (with that or another office of the Account Bank) which is designated by the Lender as the Earnings Account for the relevant Ship for the purposes of this Agreement;
“Environmental Claim” means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
“Environmental Incident” means:
(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or a Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where a Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;
“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
“Event of Default” means any of the events or circumstances described in Clause 18.1;
“Exchange Act” means The Securities Exchange Act of 1934, as amended;
“Finance Documents” means:

(a)	this Agreement;

(b)	the Corporate Guarantee;

(c)	the General Assignments;

(d)	the Mortgages;

(e)	the Deeds of Covenants;

(f)	the Accounts Pledges;

(g)	the Approved Manager’s Undertakings;

(h)	the Shares Pledges;

(i)	any Charter Assignment; and

(J)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrowers (or either of them) or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;
“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;
“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and the Requisition Compensation of such Ship to be executed by the relevant Borrower in favour of the Lender in such form as the Lender may approve or require, and, in the plural means both of them;
“Group” means the Corporate Guarantor and its subsidiaries (whether direct or indirect and including, but not limited to, each Borrower and each Shareholder) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Initial Market Value” means, in relation to a Ship, the Market Value of such Ship determined by the valuations referred in paragraph 4 of Schedule 2, Part B;
“Insurances” means, in relation to each Ship:
(a)	all policies and contracts of insurance, including entries of such Ship in any protection and indemnity or war risks association, which are effected in respect of such Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;
“Interest Period” means a period determined in accordance with Clause 5;
“ISM Code” means, in relation to its application to the Borrowers, the Ships and their operation:
(a)	The international Management Code for the Safe Operation of Ships and for Pollution Prevention, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25th November, 1995, as the same may be amended, supplemented or replaced from time to time;
“ISM Code Documentation” includes, in relation to a Ship:
(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to such Ship within the periods specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain such Ship’s compliance or the compliance by the Borrower owning such Ship with the ISM Code which the Lender may require;
“ISM SMS” means, in relation to a Ship, the safety management system for such Ship which is required to be developed, implemented and maintained under the ISM Code;
“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the IMO on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it but shall only apply insofar as it is applicable law in the relevant Ship’s flag state and any jurisdiction on which such Ship is operated;

“ISPS Code Documentation” includes:
(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to each Ship within the period specified in the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;
“Lender” means DVB Bank SE, acting through its branch at 80 Cheapside, London EC2V 6EE, England;
“LIBOR” means for an Interest Period:
(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, “Reuters BBA Page LIBOR 01” means the display designated as “Reuters BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on Reuters BBA Page LIBOR 01 or the Lender determines that the rate quoted on Reuters BBA Page LIBOR 01 is lower than the refinancing rates available to the Lender in its ordinary course of business, including, but not limited to, rates quoted to the Lender by brokers (such determination being conclusive, final and binding on the Borrowers) for deposits in Dollars at the relevant time, the applicable rate shall be the rate the Lender selects from whatever sources available to it (which selection shall be conclusive, final and binding on the Borrowers), including but not limited to rates provided through broker’s quotes;
“Loan” means the principal amount for the time being outstanding under this Agreement;
“Major Casualty” means any casualty to a Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;
“Management Agreement” means, in relation to each Ship, an agreement made or to be made between (i) the Borrower who is the owner of that Ship and (ii) the relevant Approved Manager in respect of the commercial or, as the case may be, the technical management of the Ship and, in the plural, means all of them;
“Margin” means 3 per cent. per annum;
“Market Value” means, in relation to each Ship, the market value of that Ship determined in accordance with Clause 14.3;
“Market Value Adjusted Total Assets” means, at any time, Total Assets adjusted to reflect the Market Value of all Fleet Vessels;
“MOA” means:
(a)	in relation to “TAMARA”, the memorandum of agreement dated 7 August 2008 entered into between the Corporate Guarantor as buyer and the relevant Seller as seller as amended and supplemented by an addendum No. 1 dated 7 August 2008 made between the Corporate Guarantor, the relevant Seller and Ocean Blue pursuant to which the Corporate Guarantor nominated Ocean Blue as the buyer of that Ship; and

(b)	in relation to “TIGANI”, the memorandum of Agreement date 7 August 2008 entered into between the Corporate Guarantor as buyer and the relevant Seller as amended and supplemented by an addendum No. 1 dated 9 October 2008 made between the Corporate Guarantor, the relevant Seller and Ocean Faith, pursuant to which the Corporate Guarantor nominated Ocean Faith as the buyer of that Ship, as each may be amended and supplemented and, in the plural, means both of them;
“Mortgage” means, in relation to each Ship, the first priority Maltese statutory mortgage on that Ship, in such form as the Lender may approve or require and in the plural means both of them;
“Ocean Blue” means Ocean Blue Spirit Owners Inc., a corporation incorporated in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;
“Ocean Faith” means Ocean Faith Owners Inc., a corporation incorporated under the laws of Republic of Marshall Islands with its registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;
“Payment Currency” has the meaning given in Clause 20.4;
“Permitted Security Interests” means:
(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower owning such Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 13.12(g);

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;
“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);
“Pertinent Jurisdiction”, in relation to a company, means:
(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets (including, without limitation, the Ships) of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);
“Pertinent Matter” means:
(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;
“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;
“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period;

“Recommendation” means, in relation to “TIGANI” a class recommendation appearing on that Ship’s current class records regarding a temporary repair of the ballast eductor in the pump room which is required to be permanently repaired by 30 June 2009;
“Repayment Date” means a date on which a repayment is required to be made under Clause 7;
“Requisition Compensation” includes, in relation to a Ship, all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;
“Retention Account” means an account in the joint names of the Borrowers with the Account Bank in Piraeus (or any other office of the Account Bank) which is designated by the Lender in writing as the Retention Account with respect to the Borrowers for the purposes of this Agreement);
“Retention Account Pledge” means a pledge agreement creating security in respect of the Retention Account to be executed by the Borrowers in favour of the Lender in such form as the Lender may approve or require;
“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
“Security Interest” means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;
“Security Party” means the Corporate Guarantor, the Approved Manager, the Shareholders and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;
“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrowers and the Security Parties that:
(a)	all amounts which have become due for payment by each of the Borrowers or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither Borrower nor any Security Party has any future or contingent liability under Clause 19, 20 or 21 or any other provision of this Agreement or another Finance Document; and

(d)	the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of either of the Borrowers or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;
“Seller” means in relation to:
(a)	“TAMARA”, Tulip Navigation Limited, a company existing and organised under the laws of Malta whose registered office is at 5/2 Merchant Street, Valletta, Malta; and

(b)	“TIGANI”, Avir Shipping Company Limited a company existing and organised under the laws Malta whose registered office is at 5/2 Merchant Street, Valletta, Malta, and in the plural means both of them;
“Shareholder” means, in relation to:
(a)	in relation to Ocean Blue, Ocean Blue Spirit Shareholders Inc.;

(b)	in relation to Ocean Faith, Ocean Faith Shareholders Inc.,
each being the registered owner of all of the issued share capital of the relevant Borrower and a corporation incorporated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and, in the plural, means both of them;
“Shares Pledge” means, in relation to each Borrower, a shares pledge over all of the issued share capital of that Borrower to be executed by the relevant Shareholder in such form as the Lender may approve or require and in the plural means all of them;
“Ship” means each of “TAMARA” and “TIGANI” and in the plural means both of them;
“TAMARA” means the 1990-built Aframax tanker of 52,511 gross registered tons and 24,977 net registered tons, having IMO Number 9002142 registered in the ownership Ocean Blue under Maltese flag with the name “TAMARA”;
“TIGANI” means the 1991-built Aframax tanker of 52,603 gross registered tons and 24,933 net registered tons, having IMO Number 9002154 registered in the ownership Ocean Faith under the Maltese flag with the name “TIGANI”;
“Total Loss” means, in relation to a Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of such Ship;

(b)	any expropriation, confiscation, requisition or acquisition of such Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the full control of the owner owning such ship;

(c)	any arrest, capture, seizure or detention of such Ship (including any hijacking or theft) unless it is within 1 month redelivered to the full control of the owner owning such ship;
“Total Loss Date” means, in relation to a Ship:
(a)	in the case of an actual loss of such Ship, the date on which it occurred or, if that is unknown, the date when such Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of such Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning such Ship with such Ship’s insurers in which the insurers agree to treat such Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which the relevant underwriters consider that the event constituting the total loss occurred; and
“Underlying Documents” means, together, the MOAs, the Management Agreements and the Approved Charters.
1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 12, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means, in relation to a Ship the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
“months” shall be construed in accordance with Clause 1.3;
“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning the Ship is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;
“parent company” has the meaning given in Clause 1.4;
“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 1 of the Institute Time Clauses (Hulls) (1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;
“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
“subsidiary” has the meaning given in Clause 1.4;
“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and
“war risks” includes the risk of mines and all risks excluded by clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).
1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references in Clause 1.1 to a Finance Document or any other document being in the form of a particular appendix include references to that form with any modifications to that form which the Lender approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lender shall make available to the Borrowers a loan facility not exceeding $30,500,000 to be drawn in a single advance.

2.2	Purpose of Loan. Each Borrower undertakes with the Lender to use the Loan only for the purpose stated in the preamble to this Agreement.

3	DRAWDOWN

3.1	Request for Loan. Subject to the following conditions, the Borrowers may request the Loan to be advanced by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 2 Business Days prior to the intended Drawdown Date (which shall be a Business Day during the Availability Period).

3.2	Availability. The conditions referred to in Clause 3.1 are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period;

(b)	the Loan shall be made available in a single amount and any amount undrawn under the Loan shall be cancelled and may not be borrowed by the Borrowers at a later date; and

(c)	the Loan shall not exceed the lesser of:
(i)	$30,500,000; and

(ii)	55 per cent. of the aggregate Initial Market Value of the Ships.
3.3	Drawdown Notice irrevocable. The Drawdown Notice must be signed by a director, officer or a duly authorised signatory of each Borrower; and once served, the Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4	Disbursement of Loan. Subject to the provisions of this Agreement, the Lender shall on the Drawdown Date, advance the Loan to the Borrowers; and payment to the Borrowers shall be made to the account which the Borrowers specify in the Drawdown Notice.

4	INTEREST

4.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.

4.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest applicable to the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

4.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

4.4	Notification of market disruption. The Lender shall promptly notify the Borrowers if no rate is quoted on Reuters BBA Page LIBOR01 or if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) during any Interest Period, stating the circumstances which have caused such notice to be given.

4.5	Suspension of drawdown. If the Lender’s notice under Clause 4.4 is served before the Loan is advanced, the Lender’s obligation to advance the Loan shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6	Notification of alternative rate of interest. If the Lender’s notice under Clause 4.4 is served after the Loan (or any part thereof) is advanced and in respect of that part of the Loan which has been advanced, the Lender shall promptly notify the Borrowers of the Alternative Interest Rate which will apply during the Disruption Period.

4.7	Application of Alternative Interest Rate. The Alternative Interest Rate shall take effect on the date on which the Lender notifies the Borrowers of the Alternative Interest Rate and this rate will apply to the Loan at all times during the applicable Disruption Period.

4.8	Notice of prepayment. If the Borrowers do not agree with the Applicable Interest Rate set by the Lender under Clause 4.6, the Borrowers may give the Lender not less than 15 Business Days’ notice of their intention to prepay the Loan at the end of the Disruption Period.

4.9	Prepayment. A notice under Clause 4.8 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrowers shall prepay, subject to the provisions of clause 7.11, the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

4.10	Application of prepayment. The provisions of Clause 7 shall apply in relation to the prepayment.

5	INTEREST PERIODS

5.1	Commencement of Interest Periods. The first Interest Period applicable to the Loan shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2	Duration of normal Interest Periods. Subject to Clauses 5.3 and 5.4, each Interest Period shall be:

(a)	3, 6, 9 or 12 months as notified by the Borrowers to the Lender not later than 11.00 a.m. (London time) 2 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrowers fail to notify the Lender by the time specified in paragraph (a); or

(c)	such other period as the Lender may agree with the Borrowers.

5.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

5.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lender has agreed an Interest Period longer than 6 months, the Lender notifies the Borrowers by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

6	DEFAULT INTEREST

6.1	Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrowers under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 6.3(b).

6.3	Calculation of default rate of interest. The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:
(i)	LIBOR; or

(ii)	if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.
6.4	Notification of interest periods and default rates. The Lender shall promptly notify the Borrowers of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Lender’s notification.

6.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7	REPAYMENT AND PREPAYMENT

7.1	Repayment instalments. The Borrowers shall repay the Loan by

(a)	16 consecutive three-monthly instalments of (i) in the case of the first to fourth (inclusive) instalments, in the amount of $2,750,000 each, (ii) in the case of the fifth to eighth (inclusive) instalments, in the amount of $2,312,500 each and (iii) in the case of the ninth to the sixteenth (inclusive) instalments, in the amount of $1,093,750; and

(b)	a balloon payment of $1,500,000 (the “Balloon Instalment”),

Provided that if the Loan advanced to the Borrower on the Drawdown Date is less than $30,500,000, the undrawn balance shall be applied first in reducing the Balloon Instalment and any balance shall be applied in reducing each repayment instalment in inverse order of maturity.

7.2	Repayment Dates. The first repayment instalment shall be repaid on 15 March 2009, each subsequent repayment instalment shall be repaid at 3-monthly intervals thereafter and the last instalment shall be repaid, together with the Balloon Instalment, on the date falling on the fourth anniversary of the Drawdown Date.

7.3	Final Repayment Date. On the final Repayment Date, the Borrowers shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period.

7.5	Conditions for voluntary prepayment. The conditions referred to in Clause 7.4 are that:

(a)	a partial prepayment shall be $500,000 or a multiple of $500,000;

(b)	the Lender has received from the Borrowers at least 5 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	the Borrowers have provided evidence satisfactory to the Lender that any consent required by the Borrowers or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affect the Borrowers or any Security Party has been complied with.

7.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

7.7	Mandatory prepayment. The Borrowers shall be obliged to prepay the Relevant Fraction of the Loan if a Ship is sold or becomes a Total Loss:

(a)	if a Ship is sold, on or before the date on which the sale is completed by delivery of such Ship to the buyer; or

(b)	if a Ship becomes a total loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss,

and in this Clause 7.7 “Relevant Fraction” is a fraction whose:
(i)	numerator is the Market Value of the Ship being sold or which has become a Total Loss on the date on which such sale is completed or (as the case may be) the date on which the Total Loss occurred; and

(ii)	denominator is the aggregate Market Value of all the Ships on the date on which the relevant Ship which are subject to a Mortgage is sold or becomes a Total Loss.
7.8	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period, together with any sums payable under Clauses 20.1(b) and 20.2 but without premium or penalty.

7.9	Application of partial prepayment. Each partial prepayment made pursuant to:

(a)	Clause 7.4 shall be applied first against the Balloon Instalment and thereafter against the repayment instalments specified in Clause 7.1 outstanding at the time of the partial prepayment in inverse order of maturity; and

(b)	Clause 7.7 in reducing pro rata against the repayment instalments specified in Clause 7.1 outstanding at the time of the prepayment and the Balloon instalment.

7.10	No reborrowing. No amount prepaid may be reborrowed.

7.11	Prepayment fee. The Borrowers shall pay to the Lender a fee in respect of each prepayment made pursuant to this Agreement (other than any prepayment made pursuant to Clause 7.4 if the Loan or any part thereof is refinanced by the Lender, Clause 7.7(b) or Clause 14.2(b)) as follows:

(a)	where a prepayment is made within the first 24 months following the Drawdown Date (the “Initial Period”), the fee shall be equal to 1.50 per cent. of the amount prepaid; and

(b)	where a prepayment is made within 24 months after the Initial Period, the fee shall be equal to 1.00 per cent. of the amount prepaid.

8	CONDITIONS PRECEDENT

8.1	Documents, fees and no default. The Lender’s obligation to advance the Loan is subject to the following conditions precedent:

(a)	that, on or before the service of the Drawdown Notice, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(b)	that, on or before the Drawdown Date, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)	that, on or before service of the Drawdown Notice, the Lender has received:
(i)	the upfront fee referred to in Clause 19.1(a); and

(ii)	any accrued commitment fee due and payable pursuant to Clause 19.1(b);
(d)	that both at the date of the Drawdown Notice and at the Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan; and

(ii)	the representations and warranties in Clause 9 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing;

(iv)	there has been no material adverse change in the financial position, state of affairs or prospects of the Borrowers, the Corporate Guarantor any other Security Party in the light of which the Lender considers that there is a significant risk that the Borrowers, the Corporate Guarantor or any other Security Party will later become unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due;
(e)	that, if the ratio set out in Clause 14.1 were applied immediately following the advance of the Loan, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)	that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may reasonably request by notice to the Borrower prior to the relevant Drawdown Date.

8.2	Waivers of conditions precedent. If the Lender, at its discretion, permits the Loan to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Lender may specify).

9	REPRESENTATIONS AND WARRANTIES

9.1	General. Each Borrower represents and warrants to the Lender as follows.

9.2	Status. Each Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

9.3	Share capital and ownership. Each Borrower has an authorised share capital of $10,000 divided into 500 shares of $20 each and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the relevant Shareholder.

9.4	Corporate power. Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the MOA, to purchase and pay for its Ship and register it in its name under the Maltese flag;

(b)	to execute the Approved Charter to which each Borrower is a party;

(c)	to execute the Finance Documents to which each Borrower is a party; and

(d)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party.

9.5	Consents in force. All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6	Legal validity; effective Security Interests. The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the legal, valid and binding obligations of that Borrower enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

9.7	No third party Security Interests. Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document:

(a)	each Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8	No conflicts. The execution by each Borrower of each Finance Document to which it is a party, and the borrowing by the Borrowers of the Loan, and their compliance with each Finance Document will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrowers; or

(c)	any contractual or other obligation or restriction which is binding on the Borrowers or any of their assets.

9.9	No withholding taxes. All payments which the Borrowers are liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

9.11	Information. All information which has been provided in writing by or on behalf of the Borrowers or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no material adverse change in the financial position or state of affairs of either of the Borrowers from that disclosed in the latest of those accounts.

9.12	No litigation. No legal or administrative action involving either Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to either Borrowers’ knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on either Borrowers’ financial position or profitability.

9.13	Validity and completeness of the Underlying Documents. The Underlying Documents constitute valid, binding and enforceable obligations of each of the parties thereto in accordance with their terms, and:

(a)	the copies of the Underlying Documents delivered to the Lender before the date of this Agreement are true and complete copies; and

(b)	no amendments or additions to any Underlying Document have been agreed nor has any party to an Underlying Document waived its rights under the relevant Underlying Document.

9.14	Compliance with certain undertakings. At the date of this Agreement, each of the Borrowers is in compliance with Clauses 10.2, 10.4, 10.9 and 10.13.

9.15	Taxes paid. Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it.

9.16	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Approved Manager and the Ships have been complied with.

9.17	No money laundering. Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents, each Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

10	GENERAL UNDERTAKINGS

10.1	General. Each Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit.

10.2	Title; negative pledge. Each Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in its Ship, her Insurances and her Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents (and the effect of assignments contained in the Finance Documents) and except for Permitted Security Interests; and

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future.

10.3	No disposal of assets. Neither Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

10.4	No other liabilities or obligations to be incurred. Neither Borrower will incur any Financial Indebtedness except that incurred under the Finance Documents and that reasonably incurred in the ordinary course of operating and chartering its Ship.

10.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrowers under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6	Provision of financial statements. The Borrowers will send or procure there are sent to the Lender:

(a)	as soon as possible, but in no event later than 120 days after the end of each financial year of the Borrowers and the Corporate Guarantor (commencing with the financial year ending on 31 December 2008), the:
(i)	unaudited prepared individual financial statements of the Borrower for that financial year; and

(ii)	audited consolidated financial statements of the Corporate Guarantor for that financial year; and
(b)	as soon as possible, but in no event later than 90 days after the end of each 3-month period in each financial year of the Corporate Guarantor ending on 31 March, 30 June, 30 September and 31 December (commencing with the 3-month period ending on 31 December 2008) the interim unaudited consolidated financial statements of the Corporate Guarantor for that 3-month period.

10.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 10.6 will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles consistently applied;

(b)	give a true and fair view of the state of affairs of each Borrower or, as the case may be, the Corporate Guarantor and its subsidiaries at the date of those accounts and of profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of each Borrower or, as the case may be, the Corporate Guarantor and its subsidiaries.

10.8	Shareholders and creditor notices. If an Event of Default or Potential Event of Default has occurred and is continuing, each Borrower will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to that Borrower’s shareholders or creditors or any class of them.

10.9	Consents. Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for each Borrower to perform its obligations under any Finance Document;

(b)	for the validity or enforceability of any Finance Document; and

(c)	for each Borrower to continue to own and operate its Ship,

and the Borrowers will comply with the terms of all such consents.

10.10	Maintenance of Security Interests. Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) above, authorise and hereby authorises the Lender at the cost of the Borrowers to promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.11	Notification of litigation. Each Borrower will provide the Lender with details of any legal or administrative action involving either Borrower, any Security Party, the Approved Manager, either Ship, the Earnings or the Insurances as soon as such action is instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.12	No amendment to Underlying Documents. Neither Borrower will agree to any amendment or supplement to, or waive or fail to enforce, an Underlying Document or any of their respective provisions.

10.13	Principal place of business. Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address which has been disclosed by the Borrowers to the Lender in writing on or prior to the date of this Agreement and neither Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America.

10.14	Confirmation of no default. Each Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by a director of each Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

10.15	Notification of default. Each Borrower will notify the Lender as soon as either Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Lender fully up-to-date with all developments.

10.16	Provision of further information. Each Borrower will, as soon as practicable after receiving the request, provide the Lender with:

(a)	any additional financial or other information relating to such Borrower, its Ship, the Earnings, the Insurances, the Approved Manager, the Approved Charterers or the Corporate Guarantor; or

(b)	any additional financial or other information relating to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Lender at any time.

10.17	Minimum Liquidity. The Borrowers shall maintain with the Account Bank, throughout the Security Period in each Earnings Account, an amount of at least $500,000 in respect of each Ship in freely available cash deposits.

10.18	“Know your customer” requirements. The Borrowers shall provide to the Lender such documentation and evidence as may be required by it from time to time to comply with applicable law and regulations and its own internal guidelines in relation to the opening of bank accounts and the identification of its customers.

11	CORPORATE UNDERTAKINGS

11.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status. Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

11.3	Negative undertakings. Neither Borrower will:

(a)	carry on any business other than the ownership, chartering and operation of the Ship owned by it; or

(b)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in such Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to such Borrower than those which it could obtain in a bargain made at arms’ length;

(c)	open or maintain any account with any bank or financial institution except accounts with the Lender for the purposes of the Finance Documents;

(d)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(f)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12	INSURANCE

12.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Lender may otherwise permit.

12.2	Maintenance of obligatory insurances. Each Borrower shall keep the Ship owned by it insured at the expense of such Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks;

(d)	freight demurrage and defence risks;

(e)	loss of hire risks; and

(f)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for such Borrower to insure and which are specified by the Lender by notice to such Borrower.

12.3	Terms of obligatory insurances. Each Borrower shall effect such insurances:

(a)	not later than 15 Business Days prior to the Drawdown Date;

(b)	in Dollars;

(c)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) an amount, which when aggregated with the insured value of any other Ship at the relevant time subject to a Mortgage, is equal to 120 per cent. of the amount of the Loan and (ii) the Market Value of such Ship; and

(d)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(e)	in relation to protection and indemnity and freight demurrage and defence risks, in respect of the relevant Ship’s full tonnage;

(f)	in relation to loss of hire, in such amounts and for such periods as shall be acceptable to the Lender in its sole discretion;

(g)	on approved terms; and

(h)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.4	Further protections for the Lender. In addition to the terms set out in Clause 12.3, each Borrower shall procure that the obligatory insurances shall:

(a)	whenever the Lender requires, name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Lender in respect of any rights or interests (secured or not) held by or available to the Lender in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (d) from making personal claims against persons (other than the relevant Owner or the Lender) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender;

(f)	provide that the Lender may make proof of loss if the relevant Borrower fails to do so; and

(g)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Lender, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Lender for 30 days (or 7 days in the case of war risks) after receipt by the Lender of prior written notice from the insurers of such cancellation, change or lapse.

12.5	Renewal of obligatory insurances. Each Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance:
(i)	notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom such Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s approval to the matters referred to in paragraph (i) above;
(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a) above; and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.
12.6	Copies of policies; letters of undertaking. Each Borrower shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the relevant Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the relevant Ship or otherwise, they waive any lien on the policies (including, without limitation, any fleet lien), or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the relevant Ship forthwith upon being so requested by the Lender.

12.7	Copies of certificates of entry. Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for such Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender;

(c)	where required to be issued under the terms of insurance/indemnity provided by the Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Borrower in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to such Ship.

12.8	Deposit of original policies. Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

12.9	Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

12.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11	Restrictions on employment. Neither Borrower shall employ the Ship owned by it, nor permit her to be employed, outside the cover provided by any obligatory insurances.

12.12	Compliance with terms of insurances. Each Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.7(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	neither Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)	each Borrower shall make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading (if permitted by the Lender) to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	neither of the Borrowers shall employ its Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.13	Alteration to terms of insurances. Neither Borrower shall make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

12.14	Settlement of claims. Neither Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.15	Provision of copies of communications. Each Borrower shall provide the Lender, at the time of each such communication, copies of all written communications between the relevant Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

12.16	Provision of information. In addition, each Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.17 below or dealing with or considering any matters relating to any such insurances,

and each Borrower shall, forthwith upon written demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

12.17	Mortgagee’s interest and additional peril insurances. The Lender shall be entitled from time to time to effect, maintain and renew all or any of the following insurances, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate:

(a)	a mortgagee’s interest marine insurance in an amount equal to 120 per cent. of the Loan providing for the indemnification of the Lender for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to a Ship or a liability of that Ship or of the relevant Borrower, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:
(i)	any act or omission on the part of the relevant Borrower, of any operator, charterer, manager or sub-manager of the Ship or of any officer, employee or agent of that Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the relevant Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Borrower or of such a person, including the casting away or damaging of the Ship owned by it and/or the Ship owned by it being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing;
(b)	a mortgagee’s interest additional perils policy in an amount equal to 120 per cent. of the Loan as may be required by the Lender providing for the indemnification of the Lender against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of a Ship, the imposition of any Security Interest over that Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy whether or not similar to the foregoing, and the Borrowers shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

12.18	Review of insurance requirements. The Lender shall be entitled to review the requirements of this Clause 12 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting the Borrowers or the Ships and their insurance

(including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrowers may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers.

12.19	Modification of insurance requirements. The Lender shall notify the Borrowers of any proposed modification under Clause 12.18 to the requirements of this Clause 12 which the Lender considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 12 and shall bind the Borrowers accordingly.

12.20	Compliance with mortgagee’s instructions. The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require either Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the Borrower which is the owner of that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 12.19.

13	SHIP COVENANTS

13.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Lender may otherwise permit.

13.2	Ship’s name and registration. Each Borrower shall keep the Ship owned by it registered in its ownership as a Maltese ship at the port of Valletta; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of a Ship.

13.3	Repair and classification. Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	shall advise the Lender in writing by not later than 15 Business Days prior to the Drawdown Date of the classification society in respect of each Ship;

(b)	consistent with first-class ship ownership and management practice;

(c)	so as to maintain the highest classification available for vessels of the same age, type and specification as such Ship with an approved classification society which is a member of IACS (or such other first class classification society as may be approved by the Lender), free of overdue recommendations (save for the Recommendation which the Borrowers undertake to ensure that is lifted and satisfied by 30 June 2009 and to provide the Lender with evidence that the Recommendation has been lifted and satisfied) and requirements affecting such Ship’s class; and

(d)	so as to comply with all laws and regulations applicable to vessels registered at ports in Malta or to vessels trading to any jurisdiction to which such Ship may trade from time to time, including but not limited to the ISM Code, the ISM Code Documentation and the ISPS Code Documentation.

13.4	Modification. Neither Borrower shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on such Ship which would or might materially alter the structure, type or performance characteristics of such Ship or materially reduce its value.

13.5	Removal of parts. Neither Borrower shall remove any material part of the Ship owned by it, or any item of equipment installed on such Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on such Ship the property of the relevant Borrower and subject to the security constituted by the Mortgage and if applicable, the Deed of Covenant relative to that Ship Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to its Ship.

13.6	Surveys. Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lenders at the expense of the Borrower, with copies of all survey reports.

13.7	Inspection. Each Borrower shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at the expense of the Borrowers and at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections (and the Borrowers acknowledge and agree that it is a condition that the first such inspection will be carried out either prior to, or no later than 3 months after, the Drawdown Date).

13.8	Prevention of and release from arrest. Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or her Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, her Earnings or her Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances;

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, the relevant Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

13.9	Compliance with laws etc. Each of the Borrowers shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws (including, but not limited to, IAAPC) and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of the relevant Borrowers;

(b)	not employ the Ship owned by it, nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit it to enter or trade to any zone which is declared a war zone by any government or by such Ship’s war risks insurers unless the prior written consent of the Lender has been given and the relevant Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

13.10	Provision of information. Each Borrower shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to such Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of such Ship and any payments made in respect of such Ship;

(d)	any towages and salvages; and

(e)	the relevant Borrower’s, the Approved Manager’s or such Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Lender’s request, provide copies of any current charter and any charter guarantee in relation thereto relating to such Ship, of any current charter guarantee and of the ISM Code Documentation and ISPS Code Documentation.

13.11	Notification of certain events. Each Borrower shall immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on such Ship or its Earnings or any requisition of such Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against the relevant Borrower or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the relevant Borrower, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and each Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of each Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

13.12	Restrictions on chartering, appointment of managers etc. Neither Borrower shall;

(a)	let the Ship owned by it on demise charter for any period;

(b)	(save under any Approved Charter) enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	enter into any charter in relation to the Ship owned by it under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when such Ship is fixed;

(e)	appoint a manager of the Ship owned by it other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(f)	de-activate or lay up the Ship owned by it; or

(g)	put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on such Ship or her Earnings for the cost of such work or for any other reason.

13.13	Notice of Mortgage. Each Borrower shall keep the Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board such Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of such Ship a framed printed notice stating that such Ship is mortgaged by the relevant Borrower to the Lender.

13.14	Sharing of Earnings. Neither Borrower shall enter into any agreement or arrangement for the sharing of any Earnings.

13.15	Charter Assignment. If any Borrower enters into any charter in respect of its Ship which is of 12 months or more in duration, or is capable of exceeding 12 months in duration or into any bareboat charter that Borrower shall execute in favour of the Lender a Charterparty Assignment in respect of that charter, and shall deliver to the Lender such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 5, Part A as the Lender may require.

14	SECURITY COVER

14.1	Minimum required security cover. Clause 14.2 applies if the Lender notifies the Borrowers that:

(a)	the aggregate Market Value of the Ships; plus

(b)	the net realisable value of any additional security previously provided under this Clause 14,

is below the Relevant Percentage of the Loan:

In this Clause 14.1, “Relevant Percentage” means:
(i)	for the period commencing on the date of this Agreement and ending on the first anniversary thereof (the “First Anniversary”), 140 per cent.;

(ii)	for the period commencing on the day after the First Anniversary and ending on the second anniversary of the date of this Agreement (the “Second Anniversary”), 145 per cent.;

(iii)	for the period commencing on the day after the Second Anniversary and ending on the third anniversary of the date of this Agreement, 150 per cent.; and

(iv)	at all times thereafter, 155 per cent.
14.2	Provision of additional security; prepayment. If the Lender serves a notice on the Borrowers under Clause 14.1, the Borrowers shall, within 1 month after the date on which the Lender’s notice is served, either:

(a)	provide, or ensure that a third party provides, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and is documented in such terms as the Lender may approve or require; or

(b)	prepay such part (at least) of the Loan as will eliminate the shortfall.

14.3	Valuation of Ships. The Market Value of a Ship at any date is that shown by the average of two valuations prepared:

(a)	as at a date not more than 14 days previously;

(b)	by an independent sale and purchase shipbroker which the Lender has appointed for the purpose;

(c)	with or without physical inspection of the relevant Ship (as the Lender may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer;

(e)	free of any existing charter or other contract of employment; and

(f)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

14.4	Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 14.2 and which consists of a Security Interest over a vessel shall be that shown either by way of a valuation complying with the requirements of Clause 14.3.

14.5	Valuations binding. Any valuation under Clause 14.2, 14.3 or 14.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Lender makes of any additional security which does not consist of or include a Security Interest.

14.6	Provision of information. Each Borrower shall promptly provide the Lender and any Approved Broker or expert acting under Clause 14.4 with any information which the Lender or the Approved Broker or expert may request for the purposes of the valuation; and, if a Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Lender (or the expert appointed by it) considers prudent.

14.7	Payment of valuation expenses. Without prejudice to the generality of the Borrowers’ obligations under Clauses 19.2, 19.3 and 20.3, each Borrower shall, on demand, pay the Lender the amount of the fees and expenses of any shipbroker or expert instructed by the Lender under this Clause and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause.

14.8	Application of prepayment. Clause 7 shall apply in relation to any prepayment pursuant to Clause 14.2(b).

14.9	Frequency of Valuations. The Borrowers acknowledge and agree that the Lender may commission valuations of the Ships at such time as it shall deem necessary and, in any event, not less often than once during each six-month period of the Security Period.

15	PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments. All payments to be made by the Borrowers to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11.00 a.m. (London time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to the account of the Lender at HSBC Bank, New York for credit to the account of the Lender (Account No. 000140139 ref: Oceanfreight FP 3036053), or to such other account with such other bank as the Lender may from time to time notify to the Borrowers.

15.2	Payment on non-Business Day. If any payment by the Borrowers under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3	Basis for calculation of periodic payments. All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4	Lender accounts. The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

15.5	Accounts prima facie evidence. If the account maintained under Clause 15.4 shows an amount to be owing by the Borrowers or a Security Party to the Lender, that account shall be prima facie evidence, save in the case of manifest error, that amount is owing to the Lender.

16	APPLICATION OF RECEIPTS

16.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following proportions:
(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Lender under the Finance Documents other than those amounts referred to at (ii) and (iii) below (including, but without limitation, all amounts payable by the Borrowers under Clauses 19, 20 and 21 of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Lender under the Finance Document but shall have failed to pay or deliver to the Lender at the time of application or distribution under this Clause 16); and

(iii)	thirdly, in or towards satisfaction of the Loan;
(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrowers and the

Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause 16.1; and

(c)	THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

16.2	Variation of order of application. The Lender may, by notice to the Borrowers and the Security Parties, provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3	Notice of variation of order of application. The Lender may give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

16.4	Appropriation rights overridden. This Clause 16 and any notice which the Lender gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any other Security Party.

17	APPLICATION OF EARNINGS

17.1	Payment of Earnings. Each Borrower undertakes with the Lender to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignments), all the Earnings in relation to each Ship are paid to the Account in respect of that Ship.

17.2	Monthly retentions. The Borrowers undertake with the Lender to ensure that, throughout the Security Period commencing on the date falling one month after the Drawdown Date and on the same day in each subsequent month, there is transferred to the Retention Account out of the Earnings received in the Earnings Accounts during the preceding calendar month:

(a)	one-third of the amount of the repayment instalment falling due under Clause 7.1 (a) on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on the Loan which is payable on the next due date for payment of interest under this Agreement.

The “relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next due date for payment of interest under this Agreement).

17.3	Shortfall in Earnings. If, the aggregate Earnings received in the Earnings Accounts are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 17.2, the Borrowers shall make up the amount of the insufficiency on demand from the Lender.

17.4	Application of retentions. The Lender shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply in accordance with Clause 15.1 so much of the balance on the Retention Account as equals:

(a)	the repayment instalment due on that Repayment Date; or

(b)	the amount of interest payable on that interest payment date,

in discharge of the Borrowers’ liability for that repayment instalment or that interest.

17.5	Location of accounts. Each Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or re-location of the relevant Earnings Account or the Retention Account (or any of them); and

(b)	execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over the Earnings Accounts or the Retention Account (or any of them).

17.6	Debits for expenses etc. The Lender shall be entitled (but not obliged) from time to time to debit the Accounts (or any of them) with prior notice in order to discharge any amount due and payable (which remains unpaid) to it under Clauses 19 or 20 or payment of which it has become entitled to demand under Clauses 19 or 20.

17.7	Borrowers’ obligations unaffected. The provisions of this Clause 17 (as distinct from a distribution effected under Clause 17.2) do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

18	EVENTS OF DEFAULT

18.1	Events of Default. An Event of Default occurs if:

(a)	either Borrower or the Corporate Guarantor fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clauses 8.2, 10.2, 10.3, 10.17, 11.2, 11.3, 14.2 or 17.1 or clauses 11.15 and 11.17 of the Corporate Guarantee; or

(c)	any breach by either Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (a) above) if, in the opinion of the Lender, such default is capable of remedy and such default continues unremedied 14 days after written notice from the Lender requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in any Finance Document) any breach by either Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a), (b) or (c) above); or

(e)	any representation, warranty or statement made by, or by an officer of, either Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (exceeding in the case of the Corporate Guarantor, $1,000,000 (or the equivalent in any other currency)) in aggregate:
(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or
(g)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $500,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Security Party, or the members or directors of either Borrower or the Corporate Guarantor pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Lender, is similar to any of the foregoing; or
(h)	either Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)	for either Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)	any consent necessary to enable either Borrower to own, operate or charter the Ship owned by it or to enable either Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document or any Underlying Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Lender that, without its prior written consent, a Change of Control has occurred after the date of this Agreement; or

(l)	it appears to the Lender that, without its prior written consent, a change has occurred after the date of this Agreement in the legal ownership of any of the shares in, either Borrower or in the ultimate control of the voting rights attaching to any of those shares; or

(m)	without the prior written consent of the Lender, Mr Anthony Kandylidis or a company controlled by him or by a member of his family fails to maintain at least 2,080,000 shares in the Corporate Guarantor or he ceases to remain a member of the board of directors of the Corporate Guarantor; or

(n)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(o)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(p)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a change in the financial position, state of affairs or prospects of either Borrower or the Corporate Guarantor; or

(ii)	any accident or other event involving either of the Ships or another vessel, owned, chartered or operated by a Relevant Person, in the light of which the Lender considers that there is a significant risk that either Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

18.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrowers a notice stating that all obligations of the Lender to the Borrowers under this Agreement are terminated; and/or

(b)	serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b) above, the Lender is entitled to take under any Finance Document or any applicable law.

18.3	Termination of Commitment. On the service of a notice under Clause 18.2(a) the Commitment, and, all other obligations of the Lender to the Borrowers under this Agreement shall terminate.

18.4	Acceleration of Loan. On the service of a notice under Clause 18.2(b), the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers (or either of them) or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5	Multiple notices; action without notice. The Lender may serve notices under Clauses 18.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Exclusion of Lender liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrowers (or either of them) or any other Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty, the gross negligence or the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

18.7	Relevant Persons. In this Clause 18 a “Relevant Person” means each Borrower, a Security Party (other than an Approved Manager who is not a member of the Group) and any other member of the Group; but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

18.8	Interpretation. In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

19	FEES AND EXPENSES

19.1	Upfront and commitment fees. The Borrowers shall pay to the Lender:

(a)	on the date of this Agreement an upfront fee of $457,500 (representing 1.50 per cent, of the Commitment); and

(b)	a commitment fee at the rate of 0.65 per cent, per annum on the undrawn balance of the Loan during the period from (and including) the date of this Agreement up to and including (i) the Drawdown Date and (ii) the last day of the Availability Period, such commitment fee to be payable every 3 months in arrears and on the earlier of the dates referred in (i) and (ii) above.

19.2	Costs of negotiation, preparation etc. The Borrowers shall pay to the Lender on its demand the amount of all reasonable expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

19.3	Costs of variation, amendments, enforcement etc. The Borrowers shall pay to the Lender, within 5 Business Days of the Lender’s demand, the amount of all reasonable expenses incurred by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security; or

(d)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.4	Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender’s demand, fully indemnify the Lender against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers (or either of them) to pay such a tax.

19.5	Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence, save in the case of manifest error, that the amount, or aggregate amount, is due.

20	INDEMNITIES

20.1	Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrowers (or either of them) to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 6); and

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs. Without limiting its generality, Clause 20.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

20.3	Miscellaneous indemnities. The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document; and

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

20.4	Currency indemnity. If any sum due from the Borrowers or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrowers (or either of them) or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrowers shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.4, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.4 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.5	Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence, save in the case of manifest error, that the amount, or aggregate amount, is due.

21	NO SET-OFF OR TAX DEDUCTION

21.1	No deductions. All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrowers are required by law to make.

21.2	Grossing-up for taxes. If the Borrowers are required by law to make a tax deduction from any payment:

(a)	the Borrowers shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrowers shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3	Evidence of payment of taxes. Within one month after making any tax deduction, the Borrowers shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4	Exclusion of tax on overall net income. In this Clause 21 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

22	ILLEGALITY, ETC

22.1	Illegality. This Clause 22 applies if the Lender notifies the Borrowers that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2	Notification and effect of illegality. On the Lender notifying the Borrowers under Clause 22.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 22.1 as the date on which the notified event would become effective the Borrowers shall prepay the Loan in full in accordance with Clause 7.

22.3	Mitigation. If circumstances arise which would result in a notification under Clause 22.1 then, without in any way limiting the rights of the Lender under Clause 22.2 the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

23	INCREASED COSTS

23.1	Increased costs. This Clause 23 applies if the Lender notifies the Borrowers that it considers that as a result of:

(a)	the effect of complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(b)	the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (the “Basel II Accord”) or any other law or regulation implementing the Basel II Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel II Accord in each case as from time to time implemented by the Lender, the Lender (or a parent company of it) has incurred or will incur an “increased cost”.

23.2	Meaning of “increased costs”. In this Clause 23, “increased costs” means:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Commitment or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21.

For the purposes of this Clause 23.2 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

23.3	Payment of increased costs. The Borrowers shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrowers that it has specified to be necessary to compensate it for the increased cost.

23.4	Notice of prepayment. If the Borrowers are not willing to continue to compensate the Lender for the increased cost under Clause 23.3, the Borrowers may give the Lender not less than 14 days’ notice of their intention to prepay the Loan at the end of an Interest Period.

23.5	Prepayment. A notice under Clause 23.4 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Commitment shall terminate and the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

23.6	Application of prepayment. Clause 7 shall apply in relation to the prepayment.

24	SET-OFF

24.1	Application of credit balances. The Lender may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrowers (or either of them) at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrowers (or either of them) to the Lender under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrowers (or either of them);

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.
24.2	Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

24.3	No Security Interest. This Clause 24 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrowers (or either of them).

25	TRANSFERS AND CHANGES IN LENDING OFFICE

25.1	Transfer by Borrowers. Neither of the Borrowers may, without the consent of the Lender, transfer, novate or assign any of its rights, liabilities or obligations under any Finance Document.

25.2	Assignment by Lender. The Lender may assign or transfer all or any of the rights and interests which it has under or by virtue of the Finance Documents without the consent of, but with notice to, the Borrowers.

25.3	Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee or transferee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee or transferee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4	Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5	Disclosure of information. The Lender may disclose to a potential assignee or transferee or sub-participant any information which the Lender has received in relation to the Borrowers, the Ships, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

25.6	Change of lending office. The Lender may change its lending office by giving notice to the Borrowers and the change shall become effective on the later of:

(a)	the date on which the Borrowers receive the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26	VARIATIONS AND WAIVERS

26.1	Variations, waivers etc. by Lender. A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax by the Borrowers and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clause 26.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrowers (or either of them) or any other Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

26.3	Capital Markets. In the event the Borrowers and/or the Corporate Guarantor and/or any other member of the Group or any other affiliate pursues any securities offerings (except for the current “controlled equity offering” signed in July 2008 with Cantor Fitzgerald), the Lender or any of its affiliates, will be entitled to act as co-managing underwriter, or equivalent title, on each such securities offering for which it will be paid 5 per cent, of the aggregate gross underwriting discounts, commissions and placement fees, until such time as the Lender, or its affiliate, has received a minimum net payment of $250,000 in respect of such securities offerings.

27	NOTICES

27.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrowers:	c/o the Corporate Guarantor Omega Building 80 Kifissias Avenue 151 25 Maroussi Greece

Fax No: (+30) 210 8090 275 Attn: Mr. Michael Gregos or Mr. Anthony Kandylidis

(b)	to the Lender:	DVB Bank SE 80 Cheapside London EC2V 6EE England

Fax No:+44 20 7618 9750
or to such other address as the relevant party may notify the other.

27.3	Effective date of notices. Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

27.4	Service outside business hours. However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a Business Day in the place of receipt; or

(b)	on such a Business Day, but after 5 p.m. local time,

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5	Illegible notices. Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

27.7	Meaning of “notice”. In this Clause 27 “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	JOINT AND SEVERAL LIABILITY

28.1	General. All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 28.2, joint.

28.2	No impairment of Borrower’s obligations. The liabilities and obligations of each Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower;

(c)	the Lender releasing the other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

28.3	Principal debtors. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and neither Borrower shall in any circumstances be construed to be a surety for the obligations of the other Borrower under this Agreement.

28.4	Subordination. Subject to Clause 28.5, during the Security Period, neither Borrower shall:

(a)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from the other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to the other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

28.5	Borrower’s required action. If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraphs ((a)) to ((d)) of Clause 28.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender’s notice.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 29.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

30.3	Choice of forum for the exclusive benefit of the Lender. Clause 30.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

Neither Borrower shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4	Process agent. Each Borrower irrevocably appoints Ince Process Agents Limited, for the time being presently of International House, 1 St. Katherine’s Way, London E1W 1UN, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5	Lender’s rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
DRAWDOWN NOTICE
To:	DVB Bank SE 80 Cheapside London EC2V 6EE England

Attention: [●]
2008
DRAWDOWN NOTICE
1	We refer to the loan agreement (the “Loan Agreement”) dated [●] 2008 and made between us, as Borrowers, and you, as Lender, in connection with a facility of up to US$30,500,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow the Loan as follows:

(a)	Amount: US$30,500,000;

(b)	Drawdown Date: 2008;

(c)	Duration of the first Interest Period shall be [ ] months;

(d)	Payment instructions: [ ]

3	We represent and warrant that:

(a)	the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Lender.

5	We authorise you to deduct the upfront fee and all accrued commitment fee referred to in Clause 19.1 from the amount of the Loan.

for and on behalf of
OCEAN BLUE SPIRIT OWNERS INC. and
OCEAN FAITH OWNERS INC.

SCHEDULE 2
CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in Clause 8.1(a).
1	A duly executed original of each Finance Document (and of each document required to be delivered under each of them), other than those referred to in Part B.

2	Copies of the certificate of incorporation and constitutional documents of each Borrower and each Security Party.

3	Copies of resolutions of the shareholders and directors of each Borrower and each Security Party authorising the execution of each of the Finance Documents to which that Borrower or that Security Party is a party and, in the case of each Borrower, authorising named officers to execute the Drawdown Notices and any other notices under this Agreement and additionally ratifying the execution of the MOA which that Borrower is a party.

4	The original of any power of attorney under which any Finance Document is executed on behalf of either Borrower or a Security Party.

5	Copies of all consents which each Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document to which it is or is to be a party.

6	Copies of each Underlying Document and of all documents signed or issued by the Borrowers, the Seller or any Approved Charterer (as the case may be) under or in connection therewith.

7	Evidence that satisfactory to the Lender the Accounts have been opened by the Borrowers with the Account Bank.

8	Such documents as the Lender may require for its “know your customer” and other customary money laundering checks.

9	Evidence satisfactory to the Lender that each Borrower is a direct wholly-owned subsidiary of the relevant Shareholder and an indirect wholly-owned subsidiary of the Corporate Guarantor.

10	Documentary evidence that the agent for service of process named in Clause 30.4 has accepted its appointment.

11	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands, Malta and such other relevant jurisdictions as the Lender may require.

12	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

PART B
The following are the documents referred to in Clause 8. l(b).
1	A duly executed original of the Mortgage, the Deed of Covenant, the General Assignment and the Charter Assignment of the relevant Approved Charter (and of each document to be delivered under each of them) in respect of each Ship.

2	Documentary evidence that:

(a)	each Ship is definitively and permanently registered in the name of the relevant Borrower under the Maltese flag;

(b)	each Ship is in the absolute and unencumbered ownership of the relevant Borrower which is the owner thereof save as contemplated by the Finance Documents;

(c)	each Ship maintains the class specified in Clause 13.3(c) free of all recommendations and conditions (other than the Recommendation) of the relevant classification society;

(d)	the Mortgage relative to each Ship has been duly registered against that Ship as a valid first priority ship mortgage in accordance with the laws of Malta; and

(e)	each Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	Documents establishing that each Ship will, as from its delivery date, be managed by the Approved Manager on terms acceptable to the Lender, together with:

(a)	the Approved Manager’s Undertaking in respect of that Ship; and

(b)	copies of the document of compliance (DOC), the safety management certificate (SMC) and the ISSC referred to in paragraph (a) of the definition of the ISM Code Documentation in respect of each Ship certified as true and in effect by the Borrower which is the owner thereof.

4	two valuations in respect of each Ship prepared by independent sale and purchase ship brokers appointed by the Lender, stated to be for the purposes of this Agreement and prepared in accordance with Clause 14.3 which shows the value of that Ship in an amount acceptable to the Lender.

5	A favourable opinion (at the cost of the Borrowers) from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances of the each Ship as the Lender may require.

6	A confirmation from Nordea Bank Finland plc (“Nordea”), acting in its capacity as agent for the banks and financial institutions referred to in paragraph (ii) below, satisfactory to the Lender that all the parties to the loan agreement dated 12 February 2008 entered into between (i) the Corporate Guarantor as borrower, (ii) the banks and financial institutions listed in schedule 1 thereto as lenders, (iii) Nordea Bank Norge ASA as lead arranger and bookrunner, (iv) Nordea as administrative agent and security trustee in respect of a senior secured credit facility of up to (originally) $325,000,000 have agreed to amend and supplement such Loan Agreement in writing to incorporate the amendments set out in the terms and conditions (excluding the requirement to adjust pricing) as outlined in Exhibit 1 hereto, which have been provided by the Borrowers to the Lender in an email exchange made between the Lender and the Borrowers on 8 December 2008.

7	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Republic of Malta and such other relevant jurisdictions as the Lender may require.
Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the relevant Borrower or the legal counsel of the Borrowers.

EXHIBIT 1

From: Management@OceanFreight Inc. <management@oceanfreightinc.com>
To: Urban, Cornelia
Cc: finance@cardiff.gr <finance@cardiff.gr>; Management@OceanFreight
Inc. <management@oceanfreightinc.com>; Illingworth, Peter
Sent: Wed Dec 10 11:26:19 2008
Subject: RE: OCNF — NORDEA LOAN
Dear Conny,
Please find attached one-page agreement reached with Nordea.
As you will notice we will need consent from DVB to register 2nd mortgages to the Tamara and Tigani in favor of the syndicate.
Trust this will not be a problem.
As we need this consent in order to approach the syndicate please confirm to us this is ok as soon as possible in order to prepare the relevant coordination agreement.
Feel free to speak with Nordea directly on this. Suggest you speak with Mr. Ronny Bjornadal (Global Head of Syndication for Nordea) at +4722485281.
Brgds
Anthony Kandylidis
President and CEO
OceanFreight Inc.

Address: 80. Kifissias Av., GR
151 25, Amaroussion, Greece
Tel: +30 2106140283
Fax: +30 2106140284
www.oceanfreightinc.com
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DVB Bank SE
London Branch
80 Cheapside
London EC2V 6EE
www.dvbbank.com
Incorporated with limited liability in the Federal Republic of Germany
Registered Head Office: Frankfurt/Main, Germany
Local Court: Frankfurt/Main, Germany
Reg.-No. HRB 83980
Registered as a branch in England and Wales
Company No: FC021590, Branch No: BR004786
VAT Registration No. GB 722 8632 35
Board of Managing Directors:
Wolfgang F. Driese, Chairman,
Bertrand Grabowski, Dagfinn Lunde
Chairman of the Supervisory Board:
Dr.Thomas Duhnkrack
This message and any attachments are confidential and may also contain privilege information. If you are not the intended recipient of this e-mail or if you have received it in error, please notify us immediately by reply e-mail and then delete this message completely from your system. Any unauthorized copying, disclosure or other use of the information contained in this e-mail for any purposes is strictly forbidden. Please be aware that this e-mail or its attachments (if any) may contain viruses or other harmful code which have not been detected by our anti-virus system.

OceanFreight Inc.
$325 Million Credit Facility
Draft Amendment

Repayments:	• Extraordinary repayment of $25 million upon closing of the DVB financing, however no later than January 31, 2009.

Collateral Maintenance Ratio:	• Waived until extraordinary repayment of $25 million has been made, however no later than January 31, 2009

• 90% from date of extraordinary repayment of $25 million until June 29, 2009

• 100% from June 30, 2009 until December 30, 2009

• 110% from December 31, 2009 until March 30, 2010

• 115% from March 31, 2010 until June 29, 2010

• 125% thereafter

Additional Financial Covenants:	• No dividend payments or any other return of capital to shareholders including stock buyback.

•   No repayment of seller’s credit related to the vessels Tigani and Tamara until the date falling 18 months after delivery of the vessels under the MOA, and subject to compliance with covenants and no event of default having occurred, provided however that seller’s credit may be repaid by proceeds from new equity raised after the date hereof or if the Seller requests payment in OCNF shares.

• No new investments or capital expenditures (other than maintenance of existing vessels in the ordinary course of business) unless funded with new equity which may be levered up to 1:1.

Additional Security:	• 2nd Priority Mortgages on the vessels Tigani and Tamara behind a $30 million 1st priority loan by DVB Bank, subject to a satisfactory co-ordination agreement by all parties.

Margin:	Increase from 130 bps to 200 bps.

EXECUTION PAGE

BORROWERS

SIGNED by	)	/s/ Alexandros Mylonas
)
for and on behalf of	)
OCEAN BLUE SPIRIT OWNERS INC.	)
in the presence of:	)
CHRISTOFOROS BISMPIKOS
SOLICITOR
WATSON, FARLEY & WILLIAMS
2, DEFTERAS MERARCHIAS
PIRAEUS 185 36 — GREECE

SIGNED by	)	/s/ Alexandros Mylonas
)
for and on behalf of	)
OCEAN FAITH OWNERS INC.	)
in the presence of:	)
CHRISTOFOROS BISMPIKOS
SOLICITOR
WATSON, FARLEY & WILLIAMS
2, DEFTERAS MERARCHIAS
PIRAEUS 185 36 — GREECE

LENDER

SIGNED by	)	/s/ George Daleokrassas
GEORGE DALEOKRASSAS	)
for and on behalf of	)
DVB BANK SE	)
in the presence of:	)
CHRISTOFOROS BISMPIKOS
SOLICITOR
WATSON, FARLEY & WILLIAMS
2, DEFTERAS MERARCHIAS
PIRAEUS 185 36 — GREECE